CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES AND RELATIVE,
      PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK
                AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
                                     THEREOF
                                       of
                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                       for
                           GENESISINTERMEDIA.COM, INC.

     GENESISINTERMEDIA.COM, INC., a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

     RESOLVED, that, pursuant to Article Fourth of the Certificate of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 4,000 shares, par value $.001, to be designated Series B Cumulative Convertible Preferred Stock (the "Preferred Shares").

     RESOLVED, that subject to the terms and conditions of the Purchase Agreement (as defined herein), 4,000 Preferred Shares may be issued.

     RESOLVED, that each of the Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions:

     1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the Series B Cumulative Convertible Preferred Stock (the
"Preferred Shares"). The number of shares constituting such series shall be 4,000.

     2. Dividends.

     (a) Cumulative. The holders of the Preferred Shares shall be entitled to receive cumulative dividends at the per share rate of five percent (5%) of the Liquidation Preference (as defined below) of each Preferred Share, per annum accruing daily and payable quarterly on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date") commencing with the first Dividend Payment Date occurring after the original issuance date of such share, in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other class or series of equity security of the Corporation. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the shares of any other class or series of equity security of the Corporation. For so long as any Preferred Shares are outstanding, the Corporation shall not pay any dividends on any shares of Common Stock or any shares of any other capital stock, or repurchase any shares of Common Stock or capital stock, without having received written consent of two-thirds in interest of the holders of Preferred Shares, except as otherwise provided herein or in the Purchase Agreement or Registration Rights Agreement (as such terms are defined herein). For purposes of computing any per diem accrual, calculations shall be made using a 360-day year.

     (b) PIK Payment or Cash Payment. Any dividend payable on the outstanding Preferred Shares shall be paid by adding the amount thereof to the Liquidation Preference (as defined below) of such Preferred Shares. Upon the payment of dividends as required by the immediately preceding sentence, such dividends will be deemed paid in full. Notwithstanding the foregoing, the Corporation may pay dividends in cash if on 10 Trading Day' (as defined below) irrevocable prior written notice, it informs the holders of the Preferred Shares of its election to pay cash dividends. Following notice of payment of cash dividends by the Corporation, all dividends on the Preferred Shares shall be paid in cash, until such time as the Corporation provides 10 Trading Days' irrevocable written notice to the holders of Preferred Shares of its election to pay dividends in-kind.

     3. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall rank senior to the holders of all other classes or series of equity securities (including without limitation the Series A Convertible Preferred Stock of the Corporation) and shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution of any assets of the Corporation to the holders of any other class or series of equity securities (including without limitation the Series A Convertible Preferred Stock of the Corporation), the amount of $1,000 per share plus (i) dividends added to the Liquidation Preference in accordance with Section 2(b) above; (ii) all accrued but unpaid dividends; and (iii) all "Monthly Delay Payments" payable under the Registration Rights Agreement (as defined below) (the "Liquidation Preference"); provided, however, in the event that the Corporation obtains a firm commitment from a reputable financing source, as reasonably determined by the holders of Preferred Shares, to provide financing ("Refinancing") to the Corporation in excess of $10 million on terms which would require the Corporation to issue equity securities ranking pari passu with the Preferred Shares, then if, and only if, the holders of the Preferred Shares do not consent in writing to such pari passu ranking within twenty (20) Trading Days of the Corporation's written request therefor ("Company Request"), the Corporation may elect to purchase all, but not part, of the outstanding Preferred Shares at a purchase price equal to the Refinancing Redemption Price (as defined below), subject to the terms contained herein. If the Corporation elects to exercise its redemption right hereunder, the Corporation shall provide at least 30 days prior written notice to the holders of Preferred Shares specifying such redemption date, which date shall be on or prior to closing of the Refinancing, and the Corporation shall pay the entire Refinancing Redemption Price in cash to the holders of Preferred Shares on such redemption date. The Corporation shall deliver the Company Request to all holders of Preferred Shares at least thirty (30) days prior to the closing of such Refinancing, together with the identity of such financing source and any and all other information concerning the Refinancing reasonably requested by the holders of Preferred Shares. The Corporation may not deliver a Company Request hereunder unless at such time there shall exist Effective Registration (as defined below). The Corporation's redemption right contained herein, and any consent given by the holders of Preferred Shares hereunder, shall automatically become null and void and revoked in the event that at any time after such Company Request through the closing date of the Refinancing there shall fail to exist Effective Registration. Holders of Preferred Shares may continue to convert any or all of their Preferred Shares after receiving the Company Request whether or not they consent and whether or not the Corporation exercises its redemption right hereunder. Notwithstanding anything contained herein, no holder of Preferred Shares shall be obligated to redeem any Preferred Shares held by such holder unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such redemption (waivable by any holder with respect to such holder's Preferred Shares, in which case such holder may compel the Corporation to redeem the Preferred Shares as provided herein):

          (A) no material default or breach exists which has not been cured, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Purchase Agreement, the Registration Rights Agreement, the Warrants or this Certificate of Designations, which has not been cured;

          (B) none of the  events  described  in  clauses  (i)  through  (iv) of
     Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

          (C) the Registration Statement (as defined in the Registration Rights Agreement) is effective and holders have received unlegended certificates representing Common Shares with respect to all conversions for which Conversion Notices have been given and with respect to all exercises of Warrants for which Notices of Exercise have been given; and

          (D) the Corporation and its subsidiaries are able to pay all their debts as they become due in the ordinary course of business, and the Corporation is not subject to any liquidation, dissolution or winding up of its affairs, or any bankruptcy, insolvency or similar proceeding.

The "Refinancing Redemption Price" shall equal the greater of (x) 135% of the Liquidation Preference of all such Preferred Shares being sold to the Corporation, or (y) the Liquidation Preference for the Preferred Shares being sold to the Corporation divided by the then applicable Conversion Price multiplied by the greater of the last closing price of the Common Stock on (i) the Trading Day immediately preceding the redemption date, or (ii) the date on which the Company Request is delivered, in each case payable in cash.

     4. Issuance of Preferred Shares. The Preferred Shares shall be issued by the Corporation pursuant to a Securities Purchase Agreement, dated on or about the date hereof ("Purchase Agreement") between the Corporation and the initial subscriber(s) for the Preferred Shares thereunder (the "Subscriber"), and holders of Preferred Shares shall enjoy the benefits of the Registration Rights Agreement, dated the date hereof ("Registration Rights Agreement") between such parties in connection with the Purchase Agreement.

     5. Conversion. Each holder of the Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert any or all Preferred Shares held by such holder, for such number of fully paid, validly issued and nonassessable shares ("Common Shares") of common stock, par value $0.001, of the Corporation ("Common Stock"), free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Preferred Shares being converted (the "Conversion Amount"), by (ii) the applicable Conversion Price determined as hereinafter provided in effect on the Conversion Date. Immediately following such conversion, the rights of the holders of converted Preferred Shares shall cease and the persons entitled to receive the Common Shares upon the conversion of Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares, subject to the rights provided herein to holders.

     (a)  Mechanics  of  Conversion.  To convert  Preferred  Shares  into Common
Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice may be given by facsimile transmission no later than the Conversion Date) stating that such holder elects to convert the same and shall state therein the number of Preferred Shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the conversion date specified in such Conversion Notice shall be referred to herein as the "Conversion Date"). Either simultaneously with the delivery of the Conversion Notice, or within one (1) Trading Day (as defined below) thereafter, the holder shall deliver (which also may be done by facsimile transmission) page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received. As soon as possible after delivery of the Conversion Notice, such holder shall surrender the certificate or certificates representing the
Preferred Shares being converted, duly endorsed, at the office of the Corporation or, if identified in writing to all the holders by the Corporation, at the offices of any transfer agent for such shares. The Corporation shall, immediately upon receipt of such Conversion Notice, issue and deliver to or upon the order of such holder, against delivery of the certificates representing the Preferred Shares which have been converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of Preferred Shares (including any fractional shares) which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice. The Corporation shall effect such issuance of Common Shares (and certificates for unconverted Preferred Shares) within three (3) Trading Days of the Conversion Date and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within three (3) Trading Days after the receipt of such Conversion Notice ("T+3"). If certificates evidencing the Common Shares are not received by the holder within five (5) Trading Days of the Conversion Notice, then the holder will be entitled to revoke and withdraw its Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates. In lieu of delivering physical certificates representing the Common Shares issuable upon conversion of Preferred Shares, provided the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder, the Corporation shall use its best efforts to cause its transfer agent to electronically transmit the Common Shares issuable upon conversion or exercise to the holder, by crediting the account of the holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery described above shall apply to the electronic transmittals through the DWAC system. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this Section 5 shall be deemed to have been made immediately prior to the close of business on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date.

     The term "Trading Day" means a day on which there is trading on the Nasdaq National Market or such other market or exchange on which the Common Stock is then principally traded.

     If a holder of Preferred Shares converts any of such holder's Preferred Shares, the Corporation shall pay any documentary or stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, such holder shall pay any such tax that is due because the shares of Common Stock are issued in a name other than such holder's name.

     The Corporation's obligation to issue Common Shares upon conversion of Preferred Shares shall, except as set forth below, be absolute, is independent of any covenant of any holder of Preferred Shares, and shall not be subject to:
(i) any offset or defense; or (ii) any claims against the holders of Preferred Shares whether pursuant to this Certificate, the Purchase Agreement, the Registration Rights Agreement or otherwise.

     (b) Determination of Conversion Price and Optional Redemption.

          (i) Conversion Price. The Conversion Price applicable with respect to the Preferred Shares (the "Conversion Price"), shall be as follows:

                    (A) Beginning on the date of closing of the Purchase Agreement (the "Closing Date"), the Conversion Price shall be a price equal to 115% of the Closing Price (the "Fixed Price").

                    (B) Beginning 45 days after the Closing Date, the Conversion
               Price shall be the lesser of:

                         1) the Fixed Price or

                         2) the Market Price.

     As used herein, "Principal Market" shall mean Nasdaq National Market or such other principal market where the Common Stock is then listed for trading.

     As used herein "Closing Price" shall mean the average of the closing prices of the Common Stock recorded on the Principal Market (as reported by the Bloomberg financial network or any successor reporting service) for the 5 Trading Days immediately prior to the Closing Date (including the Trading Day immediately preceding the Closing Date).

     As used herein, "Market Price" shall mean the average of the lowest closing prices of the Common Stock recorded on the Principal Market (as reported by the Bloomberg financial network or any successor reporting service) on any 3 Trading Days out of the 15 Trading Days (the "Market Price Period") immediately prior to the Conversion Date (including the Trading Day immediately preceding the Conversion Date).

     (ii) Optional Redemption. Subject to the provisions of this paragraph (ii), the Corporation may honor conversions of Preferred Shares by redeeming Preferred Shares for cash at the Cash Redemption Price (as defined below) by delivering a written notice ("Cash Conversion Notice") to all holders of Preferred Shares stating the Corporation's election to honor such conversions by redemption pursuant to the terms of this Section 5(b)(ii), provided, however, that (a) such Cash Conversion Notice may only be delivered in the event that the average of the closing prices for shares of Common Stock recorded on the Principal Market (as reported by the Bloomberg financial network or any successor reporting service) for the fifteen (15) consecutive Trading Days immediately preceding the Cash Conversion Notice is less than Fixed Price, and (b) such election shall take effect exactly five (5) Trading Days after receipt of the Cash Conversion Notice and shall continue thereafter until five (5) Trading Days after the Corporation delivers a written notice ("Withdrawal Notice") to all holders of Preferred Shares stating that the Corporation will no longer honor conversion of Preferred Shares through cash redemption (such period of cash redemptions being hereinafter referred to as the "Cash Redemption Period"). Upon any conversion of Preferred Shares during the Cash Redemption Period, the Corporation shall redeem any Preferred Shares submitted for conversion by paying the holder thereof the Cash Redemption Price within two (2) Trading Days following the date which would have been the Conversion Date pursuant to the applicable Conversion Notice. In the event that any such holder does not receive such Cash Redemption Price within such two (2) Trading Days, then the amount so due shall accrue interest daily at a rate of 20% per annum. In addition to and not in lieu of such interest accrual, if such holder does not receive such Cash Redemption Price within five (5) Trading Days following such Conversion Date, then such holder shall have the right at any time thereafter, at the holder's option, to either
(1) to sell any or all of its Preferred Shares then held by such holder at the Mandatory Repurchase Price (as defined in the Registration Rights Agreement), or
(2) force the Corporation to convert the Preferred Shares submitted for conversion into Common Shares pursuant to the provisions of Section 5(a) above. If at any time during the Cash Redemption Period, the closing price for shares of Common Stock recorded on the Principal Market (as reported by the Bloomberg financial network or any successor reporting service) exceeds the Fixed Price for five (5) consecutive Trading Days, any holder may, at the option of such holder, terminate the Cash Redemption Period, with respect to such holder only, upon five (5) Trading Days' written notice to the Corporation, and the Corporation shall again be obligated to convert the Preferred Shares submitted for conversion by such holder into Common Shares pursuant to the provisions of
Section 5(a) above at any time after such fifth (5th) Trading Day. For clarification purposes, any Preferred Shares submitted for conversion during the five (5) Trading Day period immediately following delivery of a Cash Conversion Notice shall be converted into Common Shares as provided in Section 5(a) hereof, and any Preferred Shares submitted for conversion during the five (5) Trading Day period immediately following delivery of a Withdrawal Notice shall be redeemed for cash as provided in this paragraph. The "Cash Redemption Price" shall mean the amount equal to (x) the value of one share of Common Stock (based on the closing price of the Common Stock on the Principal Market on the Trading Day immediately preceding the date which would have been the Conversion Date had the conversion occurred in the normal course pursuant to Section 5(a) hereof), times (y) the number of shares of Common Stock that the holder would have received had the conversion occurred in the normal course pursuant to Section 5(a) hereof.

     (c) Stock Splits; Dividends; Adjustments.

     (i) If the Corporation, at any time while the Preferred Shares are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Shares into a larger number of shares, or (C) combine outstanding Common Stock into a smaller number of shares, then each Affected Conversion Price (as defined below) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

     As used herein, the Affected Conversion Prices (each an "Affected Conversion Price") shall refer to: (i) the Fixed Price; and (ii) each reported price for the Common Stock on the Principal Market occurring on any Trading Day included in the Market Price Period, which Trading Day occurred before the record date in the case of events referred to in clause (A) of this subparagraph 5(c)(i) and the effective date in the case of the events referred to in clauses
(B) and (C) of this subparagraph 5(c)(i).

     (ii) In the event that the Corporation issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock (other than Preferred Shares), or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock (other than shares or options issued or which may be issued pursuant to (i) the Corporation's current or future employee, director or bona fide consultant option plans or shares issued upon exercise of options, warrants or rights outstanding on the date of the Purchase Agreement and listed in the Corporation's most recent periodic report filed under the Securities Exchange Act of 1934, as amended, or in the Purchase Agreement, or (ii) arrangements with the holders of Preferred Shares) at an effective purchase price per share which is less than the greater of (1) the closing market price per share of the Common Stock on the Principal Market on the Trading Day next preceding such issue or sale or, in the case of issuances to holders of its Common stock, the date fixed for the determination of stockholders entitled to receive such warrants, rights, or options ("Fair Market Price") or (2) the Fixed Price, then in each such case, the Fixed Price in effect immediately prior to such issue or sale or record date, as applicable, shall be reduced effective concurrently with such issue or sale to an amount determined by multiplying the Fixed Price then in effect by a fraction, (x) the numerator of which shall be the sum of (1) the number of shares of Common Stock and Convertible Securities (as defined below) outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for such additional shares would purchase at such Fixed Price or Fair Market Price, as the case may be; and (y) the denominator of which shall be the number of shares of Common Stock and Convertible Securities (as defined below) of the Corporation outstanding immediately after such issue or sale.

     For purposes of the preceding paragraph, in the event that the effective purchase price is less than both the Fair Market Price and the Fixed Price, then the calculation method which yields the greatest downward adjustment in the Conversion Price shall be used.

     For the purposes of the foregoing adjustment, in the case of the issuance of any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock ("Convertible Securities"), the maximum number of shares of Common Stock issuable upon exercise, exchange or conversion of such Convertible Securities shall be deemed to be outstanding, provided that no further adjustment shall be made upon the actual issuance of Common Stock upon exercise, exchange or conversion of such Convertible Securities.

     (iii) If the Corporation, at any time while the Preferred Shares are outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Corporation or any of its subsidiaries (excluding those referred to in Sections 5(c)(i) or 5(c)(ii) above), then concurrently with such distributions to holder of Common Stock, the Corporation shall distribute to holders of the Preferred Shares, the amount of such indebtedness, assets, cash or rights or warrants which the holders of Preferred Shares would have received had they converted all their Preferred Shares into Common Shares immediately prior to the record date for such distribution.

     (iv) Whenever the Conversion Price is adjusted pursuant to Section 5(c)(i) or (ii) above or the Corporation makes a distribution as described in Section 5(c)(iii) above, the Corporation shall promptly mail to each holder of the Preferred Shares a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, or setting forth a description of the distribution and the facts surrounding same.

     (v) All calculations under this Section 5(c) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

     (vi) No adjustment in the Conversion Price shall reduce the Conversion price below the then par value of the Common Stock.

     (vii) The Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 Trading Days and if the reduction is irrevocable during the period. Whenever the Conversion Price is reduced, the Corporation shall mail to the holders of Preferred Shares a notice of the reduction. The Corporation shall mail, first class, postage prepaid, the notice at least 15 days before the date the reduced Conversion Price takes effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price does not change or adjust the Conversion Price otherwise in effect for purposes of Section 5(c)(i), (ii), or (iii).

     (d) Notice of Record Date. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of Preferred Shares at least 20 days prior to the date specified therein (or such lesser time as is equal to the period between the fixing of such record date and such record date, but in no event less than 10 days prior notice), a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

     (e) Issue Taxes. The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto. However, the holder of any Preferred Shares shall pay any tax that is due because the Common Shares issuable upon conversion thereof are issued in a name other than such holder's name.

     (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion of the Preferred Shares, an amount of Common Shares equal to or greater than 200% of the number of shares issuable upon conversion of the Preferred Shares at the then applicable Conversion Price. The Corporation promptly will take such corporate action as may, in the opinion of its outside counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including without limitation engaging in best efforts to obtain the requisite stockholder approval.

     (g) Fractional Shares. No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof and all Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation's option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

     (h) Reorganization, Merger or Going Private. In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or substantially all of the assets of the Corporation to any other person or a "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of shares of Common Stock receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated to the extent thereof as a distribution under Section 5(c) above and such Section shall also apply to such distribution.

     (i) Limitations on Holder's Right to Convert.

     (i) Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the holder upon conversion pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned by such holder (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned by the holder's "affiliates" (as defined in Rule 144 of the Act) ("Aggregation Parties") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 9.99% of the total issued and outstanding shares of the Common Stock (the "Restricted Ownership Percentage"); provided that (w) each holder shall have the right at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Corporation and (x) each holder shall have the right (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately in the event of the announcement as pending or planned, of a transaction or event referred to in Section 5(m) below.

     (ii) Each time (a "Covenant Time") the holder or an Aggregation Party makes a Triggering Acquisition (as defined below) of shares of Common Stock (the "Triggering Shares"), the holder will be deemed to covenant that it will not, during the balance of the day on which such Triggering Acquisition occurs, and during the 61-day period beginning immediately after that day, acquire additional shares of Common Stock pursuant to rights-to-acquire existing at that Covenant Time, if the aggregate amount of such additional shares so acquired (without reducing that amount by any dispositions) would exceed (x) 9.99% of the number of shares of Common Stock outstanding at that Covenant Time (including the Triggering Shares) minus (y) the number of shares of Common Stock actually owned by the holder at that Covenant Time (regardless of how or when acquired, and including the Triggering Shares). A "Triggering Acquisition" means the giving of a Conversion Notice or any other acquisition of Common Stock by the holder or an Aggregation Party; provided, however, that with respect to the giving of such Conversion Notice, if the associated issuance of shares of Common Stock does not occur, such event shall cease to be a Triggering Acquisition and the related covenant under this paragraph shall terminate. At each Covenant Time, the holder shall be deemed to waive any right it would otherwise have to acquire shares of Common Stock to the extent that such acquisition would violate any covenant given by the holder under this paragraph. Notwithstanding anything to the contrary in the Transaction Documents, in the event of a conflict between any covenant given under this paragraph and any obligation of the holder to convert Preferred Shares pursuant to the Transaction Documents, the former shall supersede the latter, and the latter shall be reduced accordingly. For the avoidance of doubt:

     (A) The covenant to be given pursuant to this paragraph will be given at every Covenant Time and shall be calculated based on the circumstances then in effect. The making of a covenant at one Covenant Time shall not terminate or modify any prior covenants.

     (B) The holder may therefore from time to time be subject to multiple such covenants, each one having been made at a different Covenant Time, and some possibly being more restrictive than others. The holder must comply with all such covenants then in effect.

     (iii) Overall Limit on Common Stock Issuable. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Corporation and acquirable by the holders hereunder shall not exceed 19.9% of the number of shares of Common Stock outstanding on the Closing Date, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock (the "Maximum Common Stock Issuance"), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Corporation's shareholders in accordance with applicable law and the By-laws and Articles of Incorporation of the Corporation. If at any point in time and from time to time (each a "Trigger Date") the number of Common Shares issued pursuant to conversion of the Preferred Shares and exercise of the Warrants, together with the number of Common Shares that would then be issuable by the Corporation in the event of conversion of all the Preferred Shares and exercise of all the Warrants then outstanding, would exceed the Maximum Common Stock Issuance but for this Section 5(i)(iii), then the Corporation shall, at the Corporation's election, either (A) promptly call a shareholders meeting to obtain shareholder approval for the issuance of Common Shares hereunder in excess of the Maximum Common Stock Issuance, which such shareholder approval shall be obtained within 60 days of the Trigger Date, or (B) purchase from the holders of Preferred Shares and Warrants on a pro rata basis such number of Preferred Shares and Warrants which cannot be converted or exercised due to such Maximum Common Stock Issuance limitation ("Shortfall") at a redemption price equal to the "Mandatory Repurchase Price" (as defined in the Registration Rights Agreement), which such redemption price shall be paid within three (3) Trading Days after a Trigger Date if this clause (B) is elected. The Corporation shall make such election with two (2) days following the Trigger Date by giving written notice to all holders of Preferred Shares and Warrants. If the Corporation fails to timely make such election, or elects clause (A) but then fails to obtain such shareholder approval within 60 days following the Trigger Date, then the Corporation shall purchase the Shortfall at the Mandatory Repurchase Price within three (3) Trading Days following any such failure.

     (j) Certificate for Conversion Price Adjustment. The Corporation shall promptly furnish or cause to be furnished to each holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 5.

     (k) Specific Enforcement. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Certificate of Designations were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of Preferred Shares shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled under agreement, at law or in equity.

     (l) Mandatory Repurchase. Each holder shall have the unilateral option and right to compel the Corporation to repurchase any or all of such holder's Preferred Shares within 3 days of a written notice requiring such repurchase, at a price per Preferred Share equal to the Mandatory Repurchase Price if any of the following events involving the Corporation shall have occurred:

          (i) A Change in Control Transaction (as defined below);

          (ii) A "going private" transaction under Rule 13e-3 promulgated pursuant to the Exchange Act; or

          (iii) A tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act.

     A "Change in Control Transaction" will be deemed to exist if (i) there occurs any consolidation or merger of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred through a merger, consolidation, tender offer or similar transaction, (ii) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended (the "Act")), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power, (iii) there is a replacement of more than one-half of the members of the Corporation's Board of Directors which is not approved by those individuals who are members of the Corporation's Board of Directors on the date thereof, in one or a series of related transactions or (iv) a sale or transfer of all or substantially all of the assets of the Corporation, determined on a consolidated basis.

     (m) Automatic Conversion and Forced Conversion.

          (1) Automatic Conversion. Subject to Subsections 5(i)(3) and 5(i)(4) below, on the second (2nd) anniversary of the Closing Date (the "Automatic Conversion Date"), at the option of the Corporation, all the Preferred Shares shall either be (i) automatically converted into Common Shares as of the Automatic Conversion Date at the Conversion Price in effect on such date or (ii) redeemed by the Corporation pursuant to Section 5(b)(ii) above; provided, however, that the Corporation shall provide at least thirty (30) days prior written notice to all holders of its election hereunder, otherwise each holder of Preferred Shares will have the option to choose such cash redemption or conversion on the Automatic Conversion Date, and provided further, that such Automatic Conversion Date shall be deferred, at the sole option of a holder of Preferred Shares, for up to such number of days as is equal to 1.5 times the number of days (A) there is a lack of Effective Registration (as defined in subsection (5) below) at any time after 120 days following the Closing Date; (B) there is not a sufficient amount of Common Stock available for conversion of all outstanding Preferred Shares and exercise of all outstanding Warrants (as defined in the Purchase Agreement); (C) for any other reason the
     Corporation refuses or announces its refusal to honor conversion of Preferred Shares or exercise of Warrants; or (D) for any other reason there is a suspension, restriction or limitation in the ability of holders of Preferred Shares or Warrants to sell Common Shares received upon conversion of Preferred Shares or exercise of Warrants pursuant to the prospectus included in the Registration Rights Agreement.

          (2) Forced Conversion. Subject to Subsections 5(i)(3) and 5(i)(4) below, in the event that the in the event that the closing price for shares of Common Stock recorded on the Principal Market (as reported by the
     Bloomberg financial network or any successor reporting service) exceeds 200% times the Fixed Price for twenty (20) consecutive Trading Days, the Corporation shall have the right to compel holders of Preferred Shares (on a pro rata basis) to convert all or a portion of their Preferred Shares at the Conversion Price in effect on the conversion date by delivering written notice ("Forced Conversion Notice") to all holders of its election hereunder, specifying the conversion date ("Forced Conversion Date") and the number of shares to be converted; provided, however, that (1) the Forced Conversion Date shall not occur until at least fifteen (15) Trading Days' following the Forced Conversion Notice, (2) the closing price for shares of Common Stock recorded on the Principal Market (as reported by the Bloomberg financial network or any successor reporting service) shall exceed 200% times the Fixed Price for at least twenty (20) Trading Days immediately preceding delivery of the Forced Conversion Notice and at all times thereafter through and including the Forced Conversion Date, (3)
     there shall be an Effective Registration at the time of such election notice and all times thereafter through and including the Forced Conversion Date, and (4) holders of Preferred Shares may continue to convert any or all of their Preferred Shares after receiving the Corporation's election notice under this Section 5(m)(2). Such forced conversion shall be subject to and governed by all the provisions relating to voluntary conversion of the Preferred Shares contained herein. If such forced conversion occurs during a Cash Redemption Period, then the provisions of Section 5(b)(ii) shall apply.

          (3) Notwithstanding the preceding subsections (1) and (2), no holder of Preferred Shares shall be obligated to convert or redeem any Preferred Shares held by such holder on the applicable Automatic Conversion Date or Forced Conversion Date, as the case may be, unless and until each of the following conditions has been satisfied or exists, each of which shall be a condition precedent to any such automatic conversion or forced conversion (waivable by any holder with respect to such holder's Preferred Shares):

               (A) no material default or breach exists which has not been cured, and no event shall have occurred which constitutes (or would constitute with notice or the passage of time or both) a material default or breach of the Purchase Agreement, the Registration Rights

          Agreement, the Warrants or this Certificate of Designations, which has not been cured;

               (B) none of the events  described  in clauses (i) through (iv) of
          Section 2(b) of the Registration Rights Agreement shall have occurred and be continuing;

               (C) the Registration Statement (as defined in the Registration Rights Agreement) is effective and holders have received unlegended certificates representing Common Shares with respect to all conversions for which Conversion Notices have been given and with respect to all exercises of Warrants for which Notices of Exercise have been given; and

               (D) the Corporation and its subsidiaries are able to pay all their debts as they become due in the ordinary course of business, and the Corporation is not subject to any liquidation, dissolution or winding up of its affairs, or any bankruptcy, insolvency or similar proceeding.

          (4) Notwithstanding anything contained in subsections (1) or (2) above, no holder's Preferred Shares shall be subject to automatic conversion or forced conversion to the extent such conversion would result in the holder of Preferred Shares exceeding the limitation contained in
     Section 5(i) above. In such event, the Preferred Shares of such holder shall be converted in such amount until such limitation is reached, and the remaining Preferred Shares shall be purchased by the Corporation at the Cash Redemption Price or Mandatory Redemption Price, as applicable, as if such Preferred Shares were being redeemed pursuant to Section 5(b)(ii) above.

          (5) For purposes of this Certificate of Designations, a lack of Effective Registration shall be deemed to have occurred at any time the Common Shares issuable upon conversion of the Preferred Shares or exercise of the Warrants are not capable of being sold on an Approved Market (as defined in the Purchase Agreement) pursuant to an effective registration statement and deliverable prospectus.

     6. Voting Rights. In addition to all other requirements imposed by Delaware law, and all other voting rights granted under the Corporation's Certificate of
Incorporation,   the   affirmative   vote  of  two-thirds  in interest  of  the
Corporation's outstanding Preferred Shares shall be necessary for (i) any amendment, modification or repeal of this Certificate of Designations (whether by merger, consolidation or otherwise) or for any merger, reclassification, consolidation or reorganization,) or (ii) any amendment to the Certificate of Incorporation or by-laws of the Corporation that may amend or change or adversely affect any of the rights, preferences, or privileges of the Preferred Shares, provided, however, that holders of Preferred Shares (other than the Investor under the Purchase Agreement and their affiliates) who are affiliates of the Corporation (and the Corporation itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding for purposes of such vote.

     7. Notices. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

     8. Replacement Certificates. The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange. Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any stock certificate representing the Preferred Shares and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or upon surrender and cancellation of such stock certificate if mutilated, the Corporation will make and deliver a new stock certificate of like tenor and dated as of such cancellation at no charge to the holder.

     9. Attorneys' Fees. In connection with enforcement by a holder of Preferred Shares of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorney' fees and expenses incurred.

     10. No Reissuance. No Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

     11. Severability of Provisions. If any right, preference or limitation of the Preferred Shares set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

     12. Limitations. Except as may otherwise be required by law and as are set forth in the Purchase Agreement and the Registration Rights Agreement, the Preferred Shares shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate of Designations (as may be amended from time to time) or otherwise in the Certificate of Incorporation of the Corporation.


Signed on April _____, 2000

                                            GENESISINTERMEDIA.COM, INC.


                                            By:________________________________
                                                     Name:    Ramy El-Batrawi
                                                     Title:    President

                                    EXHIBIT A

                            (To be Executed by Holder
                      in order to Convert Preferred Shares)

                                CONVERSION NOTICE
                                       FOR
                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK


The undersigned, as a holder ("Holder") of shares of SERIES B Cumulative Convertible Preferred Stock ("Preferred Shares") of GenesisIntermedia.com, Inc. (the "Corporation"), hereby irrevocably elects to convert _____________ Preferred Shares for shares ("Common Shares") of common stock, par value $0.001 per share (the "Common Stock"), of the Corporation according to the terms and conditions of the Certificate of Designations for the Preferred Shares as of the date written below. The undersigned hereby requests that share certificates for the Common Shares to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. No fee will be charged to the Holder of Preferred Shares for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designations.

Conversion Date:  __________________________

Conversion Information:      NAME OF HOLDER:_________________________________

                             By:_____________________________________________
                             Print Name:_____________________________________
                             Print Title:____________________________________

                             Print Address of Holder:
                             _________________________________________________
                             _________________________________________________

                             Issue Common Stock to:___________________________
                             at:______________________________________________
                             _________________________________________________

If Common Shares are to be issued to a person other than Holder, Holder's signature must be guaranteed below:

SIGNATURE GUARANTEED BY:





THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

                           Page 1 of Conversion Notice

Page 2 to Conversion Notice dated _______________ for:__________________________
                                 (Conversion Date)         (Name of Holder)


              COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Preferred Shares converted:___________________ shares

     Number of Preferred Shares converted x Liquidation Preference $

Total dollar amount converted                                      $
                                                                   ===========


Conversion Price                                                   $

Number of Common Shares   =    Total dollar amount converted =     ___________
                               ______________________________
                                   Conversion Price

            Number of Common Shares   = _______________

If the conversion is not being settled by DTC, please issue and deliver _____ certificate(s) for Common Shares in the following amount(s):
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

If the Holder is receiving certificate(s) for Preferred Shares upon the conversion, please issue and deliver _____ certificate(s) for Preferred Shares in the following amounts:
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________